Law Offices
                               William F. Warnick
                                 2022 Broadway
                              Lubbock, Texas 79401


                               September 10, 1999

Mr. Pat Duncan
President
Pease Oil and Gas Company                            VIA FAX AND REGULAR MAIL
751 Horizon Court
Suite 203
Grand Junction, Colorado 81506

         Re:      Pease Board of Dirtectors and Chairmanship of the Board

Dear Mr. Duncan:

         Please accept this correspondence as official notification of my resignation as Chairman of the Board of Pease Oil and Gas Company and as a Director of said organization.

         As you know, if I have lost confidence in the management of the Company and do not feel that I can in good conscience continue with my present post in that I strongly disagree with many of your positions. I have been unable to persuade you to cooperate with me; I have been virtually uninformed for the past several months and believe a free flow of information is essential to effective continuation as a Director and Chairman of Pease. After careful consideration, I have no reasonable alternative but resignation.

         I wish you and my fellow board members well in your future endeavors. I admonish you to take seriously your obligation to protect the interest of both the Pease debt holders and the common shareholders.

                                                   Very truly yours,



                                                   WILLIAM F. WARNICK

WFW/ms

cc:   Pease Board Members